SHAREHOLDER SERVICES AGREEMENT

This shareholder services agreement is entered into this 29th day of April 2020 (this "Agreement") by and between Empower Retirement, LLC ("Empower"), a Colorado limited liability company, and Great-West Funds, Inc., ("Great-West Funds"), a Maryland corporation.

WHEREAS, Great-West Funds is an open-end management investment company registered with the U.S. Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), offering separate series of the Great-West Funds (the "Fund(s)");

WHEREAS, shares of the Funds listed in Appendix A are only available through investments in certain variable annuity contracts and variable life insurance policies, individual retirement accounts ("IRAs"), qualified retirement plans and college savings programs, and shares of the Funds listed in Appendix B are available through certain broker-dealers, custodians or trustees of IRAs, or other financial intermediaries who have entered into agreements with the Funds' distributor to make the shares available (collectively, "Shareholders");

WHEREAS, Empower provides various recordkeeping, administrative and shareholder services to Shareholders;

WHEREAS, Great-West Funds desires to engage Empower to provide various shareholder services as described herein to Shareholders of the Funds identified on Appendices A and B;

WHEREAS, Great-West Life & Annuity Insurance Company ("GWL&A"), the parent company of Empower and Great-West Capital Management, LLC ("GWCM"), the investment adviser to Great-West Funds, previously provided the shareholder services described herein pursuant to an agreement dated May 1, 2015; and

WHEREAS, pursuant to a reorganization of the business and employees of GWL&A and Empower, the services and functions described herein are to be performed by Empower personnel going forward.

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article 1. Terms of Appointment

1.1.Subject to the terms and conditions set forth in this Agreement, and any Appendices attached hereto, Empower agrees to perform the Shareholder Services, as defined in Article V, solely with respect to Shareholders of the Funds.

1.2.Empower agrees that it shall maintain and preserve all records required by this Agreement to be maintained and preserved in connection with providing the Services, and shall otherwise comply with all laws, rules and regulations applicable to the Shareholder Services. Upon written request of Great- West Funds, Empower agrees to provide copies of: all historical records relating to Shareholder transactions, any data relating to written communication regarding the Funds to or from Shareholders, and any other materials, as may reasonably be requested to enable Great-West Funds and its representatives and agents to monitor and review the Shareholder Services, or to comply with any request of the Board of Directors (the "Board") of Great-West Funds or of a governmental body, self-regulatory organization or a shareholder. Empower agrees that it shall permit Great-West Funds and its representatives and agents, upon reasonable prior notice and during regular business hours, to have reasonable access to Empower's personnel and records to monitor the performance of the Shareholder Services.

1.3.The parties hereto agree that: the Shareholder Services provided by Empower are not in the capacity of a sub-transfer agent for Great-West Funds as that term is defined pursuant to Rule 17A et. seq. of the Securities Exchange Act of 1934 (the "1934 Act"); Great-West Funds will not list Empower as a sub-transfer agent on any required filings made by its transfer agent or in any Fund prospectus; and Empower shall not be responsible for filing any reports with respect to information that pertains to the Funds.

1.4.In no event shall Empower be required or authorized to countersign any securities, monitor the issuance of securities with a view to preventing unauthorized issuance, register the transfer of any securities, exchange or convert any securities or transfer record ownership of such securities by book entry or otherwise, except as stated herein.

Article 2. Shareholder Services Fee

2.1.For performance of the Shareholder Services by Empower, or its affiliates, on behalf of the Shareholders, the share classes of the Funds identified in Appendices A and B will pay Empower an annual asset based fee for the Services provided herein, as set forth in the fee schedule attached hereto as Appendix C

(the "Shareholder Services Fee").

2.2.The Shareholder Services Fee shall be due and payable within 30 (thirty) days after the last day of the month to which such payment relates.

2.3.Empower will calculate the asset balance for each day on which the fees are to be paid pursuant to this Agreement with respect to each share class of the applicable Fund. Great-West Funds shall have the right to reasonably audit the preparation of such calculation.

Article 3. Representations and Warranties of Empower

3.1.Empower represents and warrants to Great-West Funds that:

(a)Empower is a company duly organized and existing and in good standing under the laws of the state of Colorado.

(b)Empower is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of Empower or any applicable law, rule, or regulation.

(c)Empower has and will continue to have access to the necessary facilities, equipment, and personnel to perform the Services in accordance with the best industry practices.

(d)Empower shall promptly notify Great-West Funds in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

(e)Neither Empower nor its affiliates are providing any distribution- related services in exchange for the Shareholder Services Fee.

Article 4. Representations and Warranties of the Great-West Funds

4.1.Great-West Funds represents and warrants to Empower that:

(a)Great-West Funds is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

(b)Great-West Funds, on its own behalf and that of the Funds, is duly authorized by all necessary action, approval or authorization to enter into this Agreement and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of the Great-West Funds or any applicable law, rule, or regulation.

(c)Great-West Funds shall promptly notify Empower in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

Article 5. Shareholder Services

5.1 Shareholder Services shall include but not be limited to, as applicable:

∙Recording the ownership interest of each Shareholder and Page 3 of 15 maintaining a record of the number of shares issued to each Shareholder;

∙Performing sub-accounting to record retirement plan participant interests in a retirement plan, including the name, address and TIN of each participant and any other records required by a retirement plan;

∙Investigating all inquiries from Shareholders;

∙Notifying Great-West Funds if any discrepancies arise between the records maintained by Empower and the information received from the Funds and cooperating to resolve any such discrepancies;

∙Providing information to GWCM with respect to the Funds, including share balances, and related matters as is reasonably requested in order to comply with any request of the Board or a regulatory entity;

∙Distributing annual prospectus updates, supplements to the prospectus and SAI, and annual and semi-annual shareholder reports to Shareholders;

∙Distributing a Fund's Statement of Additional Information within 3 business days of receipt of a request from a Shareholder;

∙Executing purchase and redemption instructions received from Shareholders in accordance with the Funds' prospectuses;

∙Providing GWCM or its agents with information regarding the state or jurisdiction of residence of each Shareholder purchasing Fund shares for the purposes of blue sky and related regulatory requirements;

∙Preparing and delivering quarterly statements to Shareholders that include a summary of the number of shares of each Fund owned and the net asset value thereof as of the statement date;

∙Preparing and delivering confirmations for each purchase, redemption or exchange transaction affecting a Shareholder, to the extent required by applicable law;

∙Distributing to Shareholders all dividends, capital gains or other payments authorized by the Funds, including but not limited to dividend reinvestments;

∙Distributing proxy, shareholder meeting and related materials to Shareholders;

∙Providing GWCM with listings of Shareholders and the ownership percentages (upon request);

∙Providing GWCM with information regarding the provision of Shareholder Services and estimated costs of providing the Shareholder Services;

∙Maintaining a website for Shareholders to access information about their accounts and the Funds;

∙Maintaining a call center; and

∙Such other services as the parties may agree to from time to time.

5.2If an adjustment is necessary to correct an error which has caused a Shareholder to receive less than the amount of shares to which they are entitled, the number of shares of the applicable account of such Shareholder will be adjusted and the amount of any underpayments shall be credited by Great-West Funds to Empower for crediting of such amounts to the applicable Shareholder accounts. Upon notification by Great-West Funds of any overpayment due to an error, Empower shall promptly remit to Great-West Funds any overpayment that has not been paid to Shareholders; however, Great-West Funds acknowledges that Empower does not intend to seek, and is under no obligation to remit to Great- West Funds, overpayments forwarded to any Shareholder. In no event shall Empower be liable to Shareholders for any such adjustments or underpayment amounts unless Empower is at fault for such error. In no event shall such over or under payments be offset against the fees payable as set forth in Article 2 of this Agreement.

5.3Empower may designate one or more of its affiliates to provide any of the Shareholder Services described herein.

5.4In the event shares of the Funds are offered through third party intermediaries other than Empower, Empower may enter into a shareholder services agreement with such intermediary whereby the intermediary will provide services substantially similar to the Shareholder Services described herein. In such event, Empower shall pay the relevant portion of the Shareholder Services Fee to such intermediary.

Article 6. Indemnification

6.1.Empower agrees to indemnify and hold harmless Great-West Funds and its affiliates and their directors, officers, employees, agents and each person, if any, who controls Great-West Funds within the meaning of the Securities Act of 1933, as amended, against any losses, claims, damages or liabilities to which any such indemnitee may become subject insofar as those losses, claims, damages or liabilities (or actions in respect thereof) arise out of any actions or failure or omission to act by Empower or its affiliates (the "Indemnitors") under this Agreement, or occur in connection with or are based upon the provision of the Shareholder Services by the Indemnitors. Empower will reimburse the indemnitees for any legal or other expenses incurred by them in connection with investigating or defending such claim or action; provided, however, that Empower will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability results from the gross negligence or willful misconduct of Great-West Funds, or its directors, officers, employees, agents, or successors or assigns, as permitted hereunder.

6.2.Promptly after receipt by an indemnitee under this Article 6 of notice of the commencement of a claim or action that may be covered hereunder ("Claim"), the indemnitee shall notify the Indemnitor of the commencement thereof;

provided, however, that the failure to provide such prompt notice to the Indemnitor shall not relieve the Indemnitor of any liability it may have to an indemnitee unless such failure has prejudiced the defense of such claim. As a condition to indemnification hereunder, the indemnitee shall provide the Indemnitor with complete details, documents and pleadings concerning any Claim. The Indemnitor will be entitled to participate in any Claim and may assume the defense thereof with counsel reasonably satisfactory to the indemnitee. However, if the indemnitee reasonably determines that defenses may be available to it which are not available to the Indemnitor, and which may be inconsistent with the interests of the Indemnitor, then the indemnitee shall have the right to assume its own defense, with counsel reasonably satisfactory to the Indemnitor. Should this situation arise, the indemnitee will promptly notify the Indemnitor in writing of its decision and the reasons therefore. The Indemnitor shall remain responsible for the cost of reasonable legal or other expenses incurred as they pertain to the additional or inconsistent defenses of indemnitee. After notice from the Indemnitor to the indemnitee of the Indemnitor's election to assume the defense of any Claim, the Indemnitor will not be liable to any indemnitee under this Article 6 for any legal or other expenses subsequently incurred by the indemnitee in connection with the defense of such Claim, except as stated herein. No party shall unilaterally agree to a compromise or settlement of any such claim without the written consent of the other party. Such consent shall not be unreasonably withheld.

Article 7. Insurance

7.1.No provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to Great-West Funds, Empower, or any other insured party which would otherwise be covered by a claim in the absence of any provision of this Agreement.

Article 8. Assignment

8.1.Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.

8.2.This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.

Article 9. Term and Termination of Agreement

9.1.This Agreement shall become effective on the date first set forth above and shall remain in full force and effect until one year after the date written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, subject to annual renewal as provided in this Section 9.1 and unless terminated as set forth in Section 9.2 hereof. This Agreement shall be approved annually with respect to a Fund (1) by a vote of a majority of the Board, including a majority of the Board who are not "interested persons" of Great-West Funds or (2) by a vote of a "majority of the outstanding voting securities" of the Fund.

9.2.This Agreement may be terminated at any time with respect to a Fund or Great-West Funds as a whole by any party upon 60 days written notice to the other, without payment of any penalty. With respect to a Fund, termination may be authorized by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund.

9.3.The Articles on Indemnification and Confidentiality shall continue in full force and effect after termination of this Agreement.

Article 10. Confidentiality

10.1.The parties agree to keep confidential, and to treat as proprietary, all information obtained regarding the other party, its products, clients, employees operations, and any other information obtained during this relationship ("Confidential Information"). Each party agrees not to use any such Confidential Information except as may be required herein. The parties hereto specifically understand that they must maintain this Confidential Information in such a manner that no third party can access it or that it will not be disclosed to a third party without prior consent of the respective party.

10.2.Confidential Information does not include the information which (i) was publicly known and/or was in the possession of the party receiving Confidential Information (the "Receiving Party") from other sources prior to its receipt from the party disclosing Confidential Information (the "Disclosing Party"), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party's knowledge, and after due inquiry, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

10.3.The parties hereto acknowledge that any nonpublic personal information (as defined by applicable law or regulation promulgated under Title V of the Gramm-Leach-Bliley Act of 1999 ( "GLBA")) of Shareholders, including customers (both as defined by GLBA or other applicable law or regulation including, but not limited to, Regulation S-P, 17 CFR §§ 248.1-248.30), will be disclosed or utilized solely to carry out the terms of the Agreement, including pursuant to an exception contained in any applicable law or regulation promulgated under GLBA in the ordinary course of business to carry out the terms of the Agreement. Further, Great-West Funds agrees to maintain and enforce procedures for the safeguarding and protection of such nonpublic personal information using the same standard of care as is used with its own confidential and proprietary information, but in no event less than a commercially reasonable standard of care.

Article 11. Entire Agreement

11.1.This Agreement and any Appendices attached hereto set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all differing terms of prior agreements, arrangements and understandings, written or oral, among the parties.

Article 12. Amendments; Waivers

12.1.Subject to the rest of this section 12.1, this Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance. This Agreement may not be amended to increase the amount to be paid to Empower by a Fund for the Shareholder Services without the vote of a "majority of the outstanding voting securities" of that Fund. All material amendments to this

Agreement must be approved by a vote of a majority of the Board, including a majority of the Board who are not "interested persons" of Great-West Funds.

12.2.The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

Article 13. Notices

13.1.All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid, or by facsimile if confirmed in writing within three business days as follows:

(a)If to the Great-West Funds:

Great-West Funds, Inc.

8515 East Orchard Road, 10T2 Greenwood Village, Colorado 80111

ATTENTION: Jonathan Kreider, President & Chief Executive Officer

cc:Ryan Logsdon, Vice President, Counsel & Secretary

(b)If to Empower:

Empower Retirement, LLC 8515 East Orchard Road

Greenwood Village, Colorado 80111

ATTENTION: Edmund Murphy III, President & Chief Executive

Officer

cc:Ryan Logsdon, Associate General Counsel

13.2.Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery as set forth in Section 13.1 above.

Article 14. Governing Law

14.1.This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

Article 15. Legal Relationship of Parties

15.1.Great-West Funds is an affiliate of Empower. Empower and GWCM are subsidiaries of GWL&A, which is an indirect, wholly owned subsidiary of Great- West Lifeco Inc.

Article 16. Captions; Definitions

16.1.The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.2.As used in this Agreement, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meanings as such terms have in the 1940 Act.

Article 17. Severability

17.1.If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Article 18. Counterparts

18.1.This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

Article 19. Force Majeure

19.1.None of the parties hereto shall be liable to the other for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability due to any failure, delay or interruption in performing its obligations hereunder due to causes or conditions beyond its reasonable control including, without limitation, labor disputes, strikes (whether legal or illegal), lock outs (whether legal or illegal), civil commotion, riots, war and war-like operations including acts of terrorism, invasion, rebellion, hostilities, military power, sabotage, governmental regulations or controls, failure of power, fire or other casualty, accidents, national or local emergencies, boycotts, picketing, slow-downs, work stoppages, inability to obtain materials or services, natural disasters, acts of God, or disruptions in orderly trading on any relevant exchange or market.

(the remainder of this page intentionally left blank; signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the previously specified date.

EMPOWER RETIREMENT, LLC

By: /s/ Jonathan D. Kreider

Name: Jonathan D. Kreider

Title: Senior Vice President

GREAT-WEST FUNDS, INC.

By: /s/ Mary C. Maiers

Name: Mary C. Maiers

Title: Chief Financial Officer and Treasurer

APPENDIX A

Great-West Ariel Mid Cap Value Fund

Great-West Bond Index Fund

Great-West Core Bond Fund

Great-West Emerging Markets Equity Fund

Great-West Global Bond Fund

Great-West Government Money Market Fund

Great-West High Yield Bond Fund

Great-West Inflation-Protected Securities Fund

Great-West International Growth Fund

Great-West International Index Fund

Great-West International Value Fund

Great-West Invesco Small Cap Value Fund

Great-West Large Cap Growth Fund

Great-West Large Cap Value Fund

Great-West Loomis Sayles Small Cap Value Fund

Great-West Mid Cap Value Fund

Great-West Multi-Sector Bond Fund

Great-West Real Estate Index Fund

Great-West S&P 500® Index Fund

Great-West S&P Mid Cap 400® Index Fund

Great-West S&P Small Cap 600® Index Fund

Great-West Short Duration Bond Fund

Great-West Small Cap Growth Fund

Great-West T. Rowe Price Mid Cap Growth Fund

Great-West U.S. Government Securities Fund

Great-West Lifetime Conservative 2015 Fund

Great-West Lifetime Conservative 2020 Fund

Great-West Lifetime Conservative 2025 Fund

Great-West Lifetime Conservative 2030 Fund

Great-West Lifetime Conservative 2035 Fund

Great-West Lifetime Conservative 2040 Fund

Great-West Lifetime Conservative 2045 Fund

Great-West Lifetime Conservative 2050 Fund

Great-West Lifetime Conservative 2055 Fund

Great-West Lifetime Conservative 2060 Fund

Great-West Lifetime 2015 Fund

Great-West Lifetime 2020 Fund

Great-West Lifetime 2025 Fund

Great-West Lifetime 2030 Fund

Great-West Lifetime 2035 Fund

Great-West Lifetime 2040 Fund

Great-West Lifetime 2045 Fund

Great-West Lifetime 2050 Fund

Great-West Lifetime 2055 Fund

Great-West Lifetime 2060 Fund

Great-West Aggressive Profile Fund

Great-West Moderately Aggressive Profile Fund

Great-West Moderate Profile Fund

Great-West Moderately Conservative Profile Fund

Great-West Conservative Profile Fund

Great-West SecureFoundation® Balanced Fund

Great-West SecureFoundation® Lifetime 2015 Fund

Great-West SecureFoundation® Lifetime 2020 Fund

Great-West SecureFoundation® Lifetime 2025 Fund

Great-West SecureFoundation® Lifetime 2030 Fund

Great-West SecureFoundation® Lifetime 2035 Fund

Great-West SecureFoundation® Lifetime 2040 Fund

Great-West SecureFoundation® Lifetime 2045 Fund

Great-West SecureFoundation® Lifetime 2050 Fund

Great-West SecureFoundation® Lifetime 2055 Fund

Great-West SecureFoundation® Lifetime 2060 Fund

APPENDIX B

Great-West Core Strategies: Flexible Bond Fund

Great-West Core Strategies: Inflation-Protected Securities Fund

Great-West Core Strategies: International Equity Fund

Great-West Core Strategies: Short Duration Bond Fund

Great-West Core Strategies: U.S. Equity Fund

APPENDIX C – SHAREHOLDER SERVICES FEE

The Investor, Investor II, Service and Class L shares of the Funds identified in Appendices A and B, as applicable, shall pay Empower a fee equal to 0.35% of the average daily net asset value of the share class.

The Shareholder Services Fee shall be paid monthly in arrears. Each Shareholder Services Fee shall be determined based on the average daily net asset value of the assets in the share class during each month.